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                                                                     EXHIBIT 8.1

                              December 5 , 1995
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Public Storage, Inc.
600 N. Brand Boulevard
Glendale, California  91203-1241

Ladies and Gentlemen:

          In connection with the registration by Public Storage, Inc., a California corporation (the "Company"), of shares of preferred stock, par value $.01 per share, depositary shares representing a fractional interest in a share of such preferred stock, shares of common stock, par value $.10 per share, and warrants to purchase shares of such preferred or common stock, with an aggregate public offering price of up to $400,000,000, as more fully described in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 3, 1995, as amended through the date hereof (the "Registration Statement"), we have been requested to provide you with our opinion as to whether:

          (1) the Company will continue to qualify as a REIT under sections 856 through 860 of the Internal Revenue Code (the "Code") following the Merger of Public Storage Management, Inc. ("PSMI") into the Company (the "Merger") SO LONG AS (A) the Company has met at all times since the Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and after giving effect to) the Merger was not considered to have any current or accumulated earnings and profits for tax purposes or the Company makes distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits; and

          (2) for purposes of determining the Company's revenues under Section 856(c)(2) and (c)(3) of the Code, it is more likely than not that the Company will be treated as receiving when paid management fees paid to the Company under the Amendment to the Amended
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Public Storage, Inc.
December 5, 1995
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          Management Agreement dated August 8, 1995 (the "Management Agreement
          Amendment").

          All capitalized terms used herein have the same meaning as set forth in the Registration Statement unless otherwise defined herein.

BASIS FOR OPINIONS AND ASSUMPTIONS MADE IN CONNECTION THEREWITH

          Our opinion is based on (i) existing law as contained in the Code, regulations issued thereunder by the U.S. Treasury Department ("Regulations"), administrative pronouncements of the Internal Revenue Service ("IRS"), and court decisions as of the date hereof, (ii) our understanding of the relevant facts related to the Company, its past, current, and contemplated operation, as reflected in the Registration Statement and as represented to us in the certificate of the Company attached hereto, and (iii) our assumption that the Company will continue to be operated in accordance with the representations contained in the certificate of the Company attached hereto. Any of the statutes, regulations, administrative pronouncements, or judicial decisions upon which this opinion is based could be changed at any time, perhaps with retroactive effect. Furthermore, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts.

          In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Agreement and Plan of Reorganization by and among Public Storage, Inc., PSMI and the Company dated June 30, 1995; (2) the Registration Statement (including the exhibits thereto and all amendments thereto made through the date hereof); (3) the Amendment to the Company's Restated Articles of Incorporation, as adopted in connection with the Merger; (4) the Shareholders' Agreement dated November 16, 1995 ("Shareholders' Agreement") entered into by B. Wayne Hughes, Tamara L. Hughes, B. Wayne Hughes, Jr. and Parker Hughes Trust No. 2; (5) the articles of incorporation, by-laws and stock ownership information for PS Orange Co., Inc. ("Lock/Box Company"), Public Storage Commercial Properties Group, Inc. ("PSCP"), and PSCC, Inc. ("PSCC"); (6) the ruling request letters, dated March 19, 1995 and June 7, 1995, submitted to the Internal Revenue Service on behalf of the Company (the "Ruling Request Letters"), and the ruling letter dated October 4, 1995, issued by the Internal Revenue Service in response thereto; (7) the Management
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Public Storage, Inc.
December 5, 1995
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Agreement Amendment; and (8) such other instruments and documents related to the organization and operation of the Company as we have deemed necessary or appropriate.

          In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct in all material respects, and that all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that the Company has been, and each of the Company, the Lock/Box Company, PSCP and PSCC will be, operated substantially in the manner described in the Registration Statement, the Ruling Requests, and the relevant articles of incorporation and other organizational documents. We also have assumed the genuineness of all signatures, the proper execution of all documents that are executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          For the purposes of our opinion, we have not made an independent investigation of the facts set forth in documents we reviewed or of representations made by the Company. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. We also have assumed for the purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of California and that the provisions of the Shareholders' Agreement and Article IV of the Amendment to the Company's Restated Articles of Incorporation are fully enforceable in the manner set forth therein under the laws of the State of California. In the event any of the statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.
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Public Storage, Inc.
December 5, 1995
Page 4


OPINIONS

          Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:
          (1) the Company will continue to qualify as a REIT under sections 856 through 860 of the Code following the Merger SO LONG AS (A) the Company has met at all times since the Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and after giving effect to) the Merger was not considered to have any current or accumulated earnings and profits for tax purposes or the Company makes distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits; and


          (2) for purposes of determining its revenues under Section 856(c)(2) and (c)(3) of the Code, it is more likely than not that the Company will be treated as receiving when paid management fees paid to the Company under the Management Agreement Amendment.

          We are expressing our opinion only as to the specific matters set forth in the preceding numbered paragraphs. With regard to whether the Company will continue to qualify as a REIT following the Merger, we specifically are not rendering an opinion as to whether the Company has satisfied or will continue to satisfy the stock ownership and gross income requirements applicable to REITs following the Merger or whether PSMI had current or accumulated earnings and profits at the time of the Merger. For a discussion of certain of the considerations associated with these issues, we direct your attention specifically to the discussions of these matters contained in the Registration Statement under the captions "Federal Income Tax Considerations--Consequences of the Merger on the Company's Qualification as a REIT." For an analysis with respect to the payments under the Management Agreement Amendment, we refer you to the next section below.
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Public Storage, Inc.
December 5, 1995
Page 5


ANALYSIS WITH RESPECT TO MANAGEMENT FEES PAID PURSUANT TO MANAGEMENT AGREEMENT AMENDMENT


          Facts. PSMI, the Company and the owners of the miniwarehouse facilities managed by the Company ("Owners") entered into the Management Agreement Amendment. Pursuant to the Management Agreement Amendment, the Owners have agreed on demand from the Company to pay in advance up to 12 months of estimated management fees discounted at a rate of 14% per year. The Owners are not entitled to a return of such prepayment, or any portion thereof, under any circumstances (including, for example, because the management fees that otherwise actually would have been payable during the period covered by the prepayment turn out to be less than the estimate). In addition, the Company is not entitled to any further or additional payment of management fees for a period with respect to which a prepayment has been made in the event that the actual gross revenues for such period would have resulted in a higher management fee than the estimate had such prepayment not been made.

          The management fees that are the subject of the Management Agreement Amendment would be nonqualifying income to the Company for REIT qualification purposes. By accelerating the payment of certain of these management fees, the Company could reduce the amount of nonqualifying income that the Company otherwise would recognize in future years.

          Analysis. The Company will treat the management fees that are paid pursuant to the Management Agreement Amendment as income for tax purposes in the year in which the payments are received. Section 446(b) of the Code gives the IRS the broad authority to adjust a taxpayer's taxable income if the method used by the taxpayer to compute taxable income "does not clearly reflect income."
For years, taxpayers and the IRS have litigated cases involving whether the present accrual of prepaid fees for services subsequently to be performed by the taxpayer clearly reflects income. Understandably, in most cases involving the timing of accrual of prepaid fees, the IRS argues for the accelerated accrual of income and the taxpayer argues for the deferred accrual of income. The seminal trilogy of cases involving this issue is Automobile Club of Michigan v. Comm'r,
                                         -------------------------------------
353 U.S. 180 (1957), American Automobile Association v. Comm'r, 367 U.S. 687
                     -----------------------------------------
(1961) /1/ and Schlude v.
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/1/  In AAA, the taxpayer received annual dues from its members.  In exchange
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for such dues, the members were entitled to receive certain roadside auto assistance
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Public Storage, Inc.
December 5, 1995
Page 6


Comm'r, 372 U.S. 128 (1963) /2/ (collectively, the "Schlude trilogy"). In all
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three cases in the Schlude trilogy, the IRS prevailed in arguing that the
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taxpayer must include currently in income amounts paid for future services to be rendered by the taxpayer. All three of these cases involved the future provision of services "on demand" and not pursuant to a specific schedule. In light of the Schlude trilogy, taxpayers generally have been unsuccessful in trying to
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persuade courts that accrual of prepaid fees should be deferred until the services are actually provided. Notable exceptions are the Artnell and Boise
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Cascade cases described below.
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          In Artnell v. Comm'r, 400 F.2d 981 (7th Cir. 1969), the taxpayer, a
             -----------------
corporation that operated the Chicago White Sox baseball team, was acquired by another corporation mid-season and was subsequently liquidated. Rather than report the entire amount of prepaid season tickets as income in its final short-year tax return, the taxpayer reported only that portion of the payments relating to games already played. The transferee corporation reported the remaining amounts as the games were played. Relying on the Schlude trilogy, the
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tax court held that all of the amounts were includible in the taxpayer's final year return.  The Seventh Circuit reversed, distinguishing the Schlude trilogy
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from the instant circumstance because, unlike the Schlude trilogy where services
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were provided "on demand," the timing of the future performance of services was relatively fixed.  The court pointed

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on demand over the course of the following year. The taxpayer included in its taxable income for the years in question only a ratable portion of the annual membership dues collected based on the portion of the year that the particular member's dues covered, with the balance to be included in the next year. The Court held that the entire dues must be included in income in the year received.

/2/  Schlude involves the deferral of income received by an Arthur Murray dance
 -   -------
studio from the sale of a package of dance lessons. The lessons were not given in accordance with any particular schedule, but the student could participate in regularly scheduled classes until the student had taken as many classes as the package included. The taxpayer accounted for the cash payments in a manner that was intended to reflect in income that portion of the contracted-for lessons taken within each taxable year. The Supreme Court held that the payments were includible in income in the year received, indicating that it accepted the IRS's determination that the taxpayer's method of accounting did not clearly reflect income.
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Public Storage, Inc.
December 5, 1995
Page 7


out that except for rain-outs, the taxpayer was required to present a specified number of baseball games on a fixed schedule.

          The other notable case where the taxpayer prevailed in deferring the recognition of income is Boise Cascade Corp. v. U.S., 530 F.2d 1367 (Ct. Cl.
                         ---------------------------
1976), cert. denied, 429 U.S. 867(1976).  In Boise Cascade, the taxpayer
                                             -------------
received prepayments for services to be performed under engineering contracts where the required the services were to "be performed by a specified date or...with all reasonable dispatch." Citing Artnell, the Court of Claims stated
                                            -------
that this situation was "entirely unlike" the factual situations before the Supreme Court in the Schlude trilogy, since the taxpayer's contractual
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obligations were "fixed and definite."  Deferral of the prepayments was therefore permitted.

          The services to be provided by the Company are factually similar in certain respects to the "fixed and definite" performance of services in Artnell
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and Boise Cascade.  The Company's management services have to be provided to the
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Owners on a regular and continuous basis throughout the term of the management agreement. However, under the Management Agreement Amendment, the revenues that would be produced by such services and the resulting management fee that otherwise would be payable with respect to such services, are by no means fixed (either as to time or amount). The Owners are not entitled to a return of any prepaid fees under any circumstances. In addition, the Company is not entitled to any further or additional payment of management fees for a period with respect to which a prepayment has been made, even though the actual gross revenues for such period would have resulted in a higher management fee had such prepayment not been made. On balance, the Schlude trilogy should control in
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determining the timing of the accrual of prepaid management fees pursuant to the
Amended Management Agreement.

          Conclusion.  Based on the Schlude trilogy, it is more likely than not
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that the Company will be treated as receiving when paid management fees paid to the Company under the Management Agreement Amendment. It seems unlikely that the IRS would want to jeopardize its successes under the Schlude trilogy by
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arguing for the deferral of the prepaid management fees.  However, if the IRS chose to argue that the management fees should be accrued as performed, the

Artnell and Boise Cascade cases provide support for doing so.  Because of the
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contrary authorities, including Boise Cascade and Artnell, there can be no
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assurance that the IRS might not assert that management fees prepaid pursuant to the Amended
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Public Storage, Inc.
December 5, 1995
Page 8


Management Agreement should be included in the Company's gross income only as and when the services are provided, rather than when the fees are received.

                              * * * * * * * * * *

          This opinion only represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion, however, is not binding upon the IRS or the courts, and there can be no assurance that the IRS would not seek to assert a contrary position or that a court would not agree with that contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the
federal income tax laws.   We undertake no obligation to update this opinion, or
to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

          We hereby consent to the filing of our opinion, together with the attachments thereto, as Exhibit 8.1 to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                  Very truly yours,

                                                  /s/ HOGAN & HARTSON L.L.P.

                                                  Hogan & Hartson L.L.P.